EXHIBIT 10.19

EXECUTION VERSION

NOVATION AMENDMENT

THIS NOVATION AMENDMENT (the "Novation Amendment") is made as of December 15, 2016, by and among PRIMERICA LIFE INSURANCE COMPANY OF CANADA ("Primerica"), MUNICH RE LIFE INSURANCE COMPANY OF VERMONT ("Munich Re

Vermont"), and MUNICH RE OF MALTA P.L.C. ("Munich Re Malta").

WHEREAS, Munich American Holding Company ("MAHC") acquired all of the issued and outstanding shares of Financial Reassurance Company 2010, Ltd. from Citigroup Insurance Holding Corporation on September 23, 2016 and changed the name the company to Munich Re Life Insurance Company of Vermont; and

WHEREAS, Primerica and Munich Re Vermont previously entered into the Coinsurance Agreement, as amended, effective March 31, 2010 (hereinafter "Coinsurance Agreement") attached hereto in Appendix A, whereby Primerica cedes and Munich Re Vermont reinsures certain life insurance business pursuant to the terms of the Coinsurance Agreement; and

WHEREAS, Munich Re Malta is an affiliate of MAHC and Munich Re Vermont; and

WHEREAS, Primerica, Munich Re Vermont and Munich Re Malta have agreed to effectuate the novation of the Coinsurance Agreement by substituting Munich Re Vermont with Munich Re Malta as the counterparty to Primerica under the Coinsurance Agreement as set forth below, such that all of Munich Re Vermont's rights, liabilities and obligations under the Coinsurance Agreement shall be solely, directly and exclusively transferred and novated to Munich Re Malta and Munich Re Vermont will be fully and unconditionally released from all liabilities or obligations under the Coinsurance Agreement, except as provided herein; and

WHEREAS, contemporaneously with the transactions contemplated in this Novation Amendment, Munich Re Vermont is assigning, transferring and conveying to Munich Re Malta all of Munich Re Vermont's rights, title, interest, duties, liabilities and obligations under that certain Reinsurance Security Agreement, dated December 31, 2011, among Primerica, Munich Re Vermont and RBC Investor Services Trust; and

WHEREAS, immediately following the novation of the Coinsurance Agreement from Munich Re Vermont to Munich Re Malta pursuant to this Novation Amendment, Primerica and Munich Re Malta desire to amend the Coinsurance Agreement to make such other amendments as are set forth in this Novation Amendment; and

WHEREAS, (i) Primerica, Munich Re Vermont and Munich Re Malta wish to consent and agree to such novation and (ii) Primerica and Munich Re Malta wish to consent and agree to such amendment to the Coinsurance Agreement; and

WHEREAS, all capitalized terms not otherwise defined here shall have the meanings ascribed to them in the Coinsurance Agreement.

NOW   THEREFORE IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I) Munich Re Vermont hereby transfers and assigns to Munich Re Malta, and Munich Re Malta hereby assumes all past, present and future interests, rights, title, duties, obligations, responsibilities, claims, demands, actions, causes of actions, judgments, liabilities, proceedings and costs, including reasonable attorney's fees and other costs of defense and damages of Munich Re Vermont (whether known or unknown and whether existing now or arising hereafter with respect to periods on, before or after the date hereof) under the Coinsurance Agreement; provided, that Munich Re Malta's agreement to perform such duties, obligations and liabilities shall be subject to any and all defenses, setoffs or counterclaims to which Munich Re Vermont would be entitled with respect to the Coinsurance Agreement, and no such defenses, setoffs or counterclaims are waived by this Novation Amendment or the consummation of the transactions contemplated hereby. Munich Re Malta agrees that Primerica shall be entitled vis-a-vis Munich Re Malta to any and all defenses, setoffs or counterclaims to which Primerica would,  prior to the entering into of this Novation Amendment, have been entitled  vis-a-vis  Munich Re Vermont with respect to the Coinsurance Agreement, and  no such defenses,  setoffs or counterclaims are waived by this Novation Amendment or the consummation of the transactions contemplated hereby.

2)

The parties hereby acknowledge and agree that the transfer and assignment of the Coinsurance Agreement from Munich Re Vermont to Munich Re Malta hereunder constitutes a novation of the Coinsurance Agreement, with the effect that Munich Re Malta shall replace Munich Re Vermont under the Coinsurance Agreement in  all respects and shall be bound by all of the terms and conditions of the Coinsurance Agreement as if Munich Re Malta were the original party thereunder.

3)

Primerica hereby consents and agrees to the novation of the Coinsurance Agreement. Primerica fully and unconditionally releases and forever discharges Munich Re Vermont from all of its past, present and future duties, obligations and liabilities, and all claims, demands and causes of action arising under or in respect of the Coinsurance Agreement (whether known or unknown and whether existing now or arising hereafter with respect to periods on, before or after the date hereof), provided that, notwithstanding any other provisions of this Novation Amendment, Munich Re Vermont is not released from, and shall continue to be bound by, its obligations under Section 21.10 of the Coinsurance Agreement.

4)

Primerica agrees that the transfer, assignment and novation of the Coinsurance Agreement shall have the force and effect of creating a direct agreement between Primerica and Munich Re Malta. From and after the date hereof, Primerica shall not look to Munich Re Vermont and instead shall look only to Munich Re Malta with respect to any rights it may have under the Coinsurance Agreement (whether such rights arise or relate to periods prior to or after the date hereof). Primerica acknowledges and agrees that any failure on the part of Munich Re Malta to perform under the Coinsurance Agreement shall not result in any liability to Munich Re Vermont. Primerica further agrees that, from and after the date hereof, it shall perform any and all of its obligations and duties under the Coinsurance Agreement for the benefit of Munich Re Malta and pay any amounts owing under the Coinsurance Agreement to Munich Re Malta (in each case whether such obligations, duties and payments were or are attributable to or accrue or accrued prior to or after the date hereof).

5)	The Coinsurance Agreement is hereby amended by deleting the name of Munich Re Vermont wherever it appears and substituting therefore the name of Munich Re Malta.

6)	Amendments to Definitions.The following definitions in the Coinsurance Agreement are amended as follows:

(a)	Business Day. Section 1.1(t) of the Coinsurance Agreement is hereby amended and restated to read as follows:

"Business Day" means any day other than a day on which banks in the Province of Ontario or Malta are permitted or required to be closed.

(b)

Custodian. Section 1.1(j.1) of the Coinsurance Agreement is hereby amended by deleting the reference to "RBC Investors Services Limited" and replacing it with a reference to the "RBC Investor Services Trust".

(c)	MCCSR Guideline.Section 1.1 (gg) of the Coinsurance Agreement is hereby deleted in its entirety and replaced with the following:

(gg) "MCCSR Guideline" means Guideline A - entitled "Minimum Continuing Capital and Surplus Requirements" dated November 2015.

(d)	Required Balance.Section l.l(jjj) of the Coinsurance Agreement is hereby deleted in its entirety and replaced with the following:

"Required Balance" means, (i) for any date prior to January 1, 2020, the greater of (a) and (b), and (ii) for any date on or after January 1, 2020, 110% of the greater of(a) and (b) where,

(a)	is the Reinsurer's Quota Share of the Subject Reserves with respect to the Reinsured Policies, and
(b)

is the amount of assets necessary at any particular point in time under the MCCSR Guideline in order for the Ceding Company to take full Financial Statement Credit for the unlicensed reinsurance in the same manner as if licensed reinsurance was being provided that enables the Ceding Company to maintain its OSFI target capital ratio as well as to be able to meet all Dynamic Capital Adequacy Testing adverse scenarios that  may  be required by OSFI with respect to the Reinsurer's Quota Share of  the Subject Reserves.

(e)	Vermont Regulator. Section l.1(vvv) of the Coinsurance Agreement is hereby deleted in its entirety and replaced with the following:

(vvv) "Malta Regulator" means the Malta Financial Services Authority which is responsible for the licensure and ongoing supervision of the Reinsurer.

(±)	New defined terms.Section 1.1 of the Coinsurance Agreement 1s hereby amended by adding the following new defined terms:

"Novation Amendment" means the Novation Amendment, dated as of December 15, 2016, entered into by and among the Reinsurer, Munich Re Life Insurance Company of Vermont, and the Reinsurer.

7)	Recapture Events. Section 11.1(b) and (c) of the Coinsurance Agreement are hereby amended by deleting each reference to "Vermont Regulator" and replacing it with a reference to "Malta Regulator".

8)	Jurisdiction for Dispute Resolution. Section 14.1 of the Coinsurance Agreement is hereby amended by deleting the reference to "the State of Vermont" and replacing it with a reference to "Malta."

9)	Adjustment of Collaterals and Withdrawals. Section 15.J(c) of the Coinsurance Agreement is hereby deleted in its entirety and replaced with the following:

(c) If the Reinsurance Security Account Balance exceeds the Required  Balance  as defined in Section 1.1(jjj)(ii) (meaning, for greater certainty, 110% of the greater of paragraphs (a) and (b) in Section 1.1(jjj)(ii)), as of the end of the immediately preceding calendar quarter, then the Reinsurer shall have the right to seek approval from the Ceding Company (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) to withdraw excess Collateral, provided that the amount of such withdrawal of excess Collateral would not reduce the Securities Account Balance to less than Required Balance as defined in Section 1.1(jjj)(ii), as of the end of the immediately preceding month, and if so approved, such excess shall be withdrawn in accordance with the Reinsurance Security Agreement.

10)

Jurisdiction of Organization. Section 17.J(a) of the Coinsurance Agreement is hereby amended by deleting the phrase "special purpose financial captive insurance company duly organized, validly existing and in good standing under the laws of the State of Vermont' and replacing it with the following phrase: "reinsurance company duly organized, validly existing and in good standing under the laws of Malta."

11)	Address for Notice to Munich Re Malta. Section 21.5 of the Coinsurance Agreement is hereby amended by deleting the address for notice for the Reinsurer and replacing it with the following:

Chief Underwriting Officer Munich Re of Malta p.l.c.

Level 4, Whitehall Mansions, Ta Xbiex XBX I026, Malta

With copies to (which shall not constitute notice to the Reinsurer for the purposes of Section 21.5):

Chief Financial Officer Chief Risk Officer Munich Re Centre

390 Bay Street, 26th floor Toronto, Ontario M5H 2Y2

12)

In all other respects, the terms of the Coinsurance Agreement shall remain unaltered and shall remain in full force and effect, it being understood that Primerica and Munich Re Malta may subsequently amend the Coinsurance Agreement.

13)	Primerica and Munich Re Malta hereby ratify and confirm the Coinsurance Agreement as an agreement solely among them.

14)

Each party hereto agrees to take all such actions and execute and deliver all such documents, certificates, instruments and conveyances as may be necessary or desirable to carry out and give full effect to this Novation Amendment.

15)

This Novation Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Unless otherwise provided herein, neither party may assign any of its rights, remedies, interests, powers or privileges, or delegate any of its duties or obligations, hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Novation Amendment is intended to give any person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Novation Amendment or any provision contained herein.

16)

If any provision of this Novation Amendment is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.  In the event of the invalidity  or unenforceability of any term or provision of this Novation Amendment, the parties hereto shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the parties hereto as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.

17)	This Novation Amendment shall be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
18)	This Novation Amendment may be signed in counterparts, and each counterpart shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Novation Amendment as of the dates below.

PRIMERICA LIFE INSRUANCE COMPANY OF CANADA

By: /s/ John AdamsBy: /s/ Heather Koski Title:  CEOTitle: Senior Vice President, Finance and CFO Date: December 16, 2016Date: December 16, 2016

MUNICH RE LIFE INSURANCE COMPANY OF VERMONT

By: /s/ Bernard NaumannBy: /s/ Paige Freeman Title: PresidentTitle: Secretary Date: December 16, 2016Date: December 15, 2016 MUNICH RE OF MALTA P.L.C.

By: /s/ Peter MiehleBy: /s/ Birger Schimpf

Title: Chief Executive Officer	Title: Chief Underwriting Officer Date: December 15, 2016Date: December 15, 2016

Appendix A

Coinsurance Agreement